FIRST AMENDMENT TO LEASE

FIRST AMENDMENT TO THAT CERTAIN LEASE AND ADDENDUM TO LEASE (“ADDENDUM TO LEASE”) DATED DECEMBER 15, 2000, BETWEEN GUITAR CENTER, INC., A DELAWARE CORPORATION, (“TENANT”), AND 5795 LINDERO CANYON, L.P., SUCCESSOR IN INTEREST TO THE J. DAVID GLADSTONE INSTITUTES, A CHARITABLE TRUST (“LANDLORD”) (COLLECTIVELY “LEASE”)

THIS FIRST AMENDMENT TO LEASE, dated for reference purposes only, May 15, 2007, (this “Amendment”), is entered into between Landlord and Tenant, in light of the following facts:

WHEREAS, Landlord and Tenant have previously entered into that certain Lease for the office building containing approximately 69,060 square feet, located at 5795 Lindero Canyon Road, Westlake Village, California, 91362 (“Premises”);

WHEREAS, Landlord and Tenant have agreed to extend the term of the Lease upon the terms and conditions set forth herein; and

WHEREAS, subject to the terms and conditions herein, Landlord and Tenant have agreed to so amend and modify the Lease.

NOW, THEREFORE, in consideration of the above promises and mutual covenants, conditions and provisions contained herein, the parties hereto agree as follows:

1. Defined Terms and Conditions. All initially capitalized terms used in this Amendment shall have the meaning ascribed thereto in the Lease unless specifically defined herein.

2.  Incorporation of Recitals. The recitals to this Amendment are an integral part hereof and are hereby incorporated herein verbatim as part of this Amendment as if set forth herein.

3. Renewal Term. Paragraph 1.3 of the Lease is hereby amended to extend the Original Term of the Lease for an additional eight (8) years commencing April 15, 2009 and ending April 14, 2017 (such extended period, the “Original Term”).

4. Base Rent. Paragraph 1.5 of the Lease is hereby deleted in its entirety. Paragraph 7 of the Addendum to Lease is hereby modified as follows:

“Commencing upon April 15, 2009, the Base Rent for the remainder of the Original Term shall be $85,634.40 monthly, payable on the fifteenth (15th) day of each month. The Base Rent shall thereafter escalate 2.5% annually during the remainder of the Original Term as set forth below:

Period	Monthly
April 15, 2009 - April 14, 2010	$85,634.40
April 15, 2010 - April 14, 2011	$87,775.26
April 15, 2011 - April 14, 2012	$89,969.64
April 15, 2012 - April 14, 2013	$92,218,88
April 15, 2013 - April 14, 2014	$94,524.35
April 15, 2014 - April 14, 2015	$96,887.46
April 15, 2015 - April 14, 2016	$99,309.65
April 15, 2016 - April 14, 2017	$101,792.38”

5. Security Deposit. The security deposit in the amount of $71,000, as set forth in Paragraph 1.7 of the Lease, shall be credited against Base Rent for the month of May 2009. Paragraph 5 of the Lease is hereby deleted in its entirety.

6.  Options. Paragraph 6 of the Addendum to Lease is hereby deleted in its entirety. The following paragraph shall be substituted in its place:

“Options. Landlord hereby grants to Tenant two (2) options to extend the Original Term of this Lease, the first for an additional five years (through April 14, 2022) and the second for an additional five years (through April 14, 2027) (each, an “Extension Term”). The first Extension Term shall commence as of the end of the Original Term. To exercise an Extension Term, Tenant must give written notice of exercise to Landlord no later than the date which is nine (9) months prior to the expiration of the Original Term (July 14, 2016) or the first Extension Term (July 14, 2021), which ever the case may be. If Tenant properly and timely exercises an Extension Option, then the then current term shall be extended by the Extension Term and all terms and conditions of this Lease shall remain in full force and effect. The Base Rent for the first year of the Extension Term shall escalate by 2.5% over the previous year and shall thereafter escalate 2.5% annually as set forth below:

First Extension Term	Monthly
April 15, 2017 - April 14, 2018	$104,337.18
April 15, 2018 - April 14, 2019	$106,945.60
April 15, 2019 - April 14, 2020	$109,619.24
April 15, 2020 - April 14, 2021	$112,359.72
April 15, 2021 - April 14, 2022	$115,168.71

Second Extension Term	Monthly
April 15, 2022 - April 14, 2023	$118,047.92
April 15, 2023 - April 14, 2024	$120,999.11
April 15, 2024 - April 14, 2025	$124,024.08
April 15, 2025 - April 14, 2026	$127,124.68
April 15, 2026 - April 14, 2027	$130,302.79”

7. Existing Equipment. Paragraph 5 of the Addendum to Lease is hereby deleted in its entirety.

8. Assignment and Subletting. Paragraph 12.1 (a) of the Lease and Paragraph 20 of the Addendum to Lease are hereby deleted in their entirety. The following paragraph shall be substituted:

“Tenant shall not voluntarily or by operation of law assign, transfer, mortgage or otherwise transfer or encumber (collectively, “Assignment”) or sublet all or any part of Tenant's interest in this Lease or in the Premises without Landlord's prior written consent given under and subject to the terms of Section 12 of the Lease. Notwithstanding anything contained herein to the contrary, Tenant may, without Landlord’s consent, assign this Lease or sublet all of the Premises or any portion thereof to: (i) any parent, subsidiary, or affiliate of Tenant; (ii) any successor to Tenant, by way of merger, reorganization, consolidation, sale of assets, sale of capital stock or the like; or (iii) an entity which controls, is controlled by, or is under common control with Tenant, provided, however, that in the event of an assignment: (a) the surviving entity assumes the Lease, and, in the case of an assignment or sublet, (b) Landlord receives notice of the assignment, or subletting, and a copy of the assignment and assumption agreement, or sublease.”

9.	Termination Right of First Refusal. The following new Paragraphs are added to the Lease:

Paragraph 51. Termination Right: Tenant shall have the right to terminate the Lease, by delivery of written notice to Landlord, at any time between June 1, 2011 to August 31, 2011. Additionally, Tenant shall have the right to terminate the Lease, by delivery of written notice to Landlord, at any time between September 1, 2013 and November 30, 2013. Tenant shall provide nine (9) month’s written notice and shall pay an amount equal to the sum of three (3) months Base Rent, at the then current rental rate, and the unamortized portion based on a straight-line calculation of the brokerage commission as set forth in the broker commission agreement attached hereto as EXHIBIT A - COMMISSION AGREEMENT (“Commission Agreement”). Tenant’s rights to cancel shall be conditioned upon the City of Westlake Village (or other governmental agency) denying Tenant’s reasonable request for additional occupancy rights at 5775 Lindero Canyon Road.

Paragraph 52. Right of First Refusal. Subject to the terms of this Lease, if at any time during the Original Term and any subsequent renewal term, Landlord receives and desires to accept a bona fide third-party offer (i.e. a Letter of Intent or similar offer) to purchase the Premises, then Tenant shall have thirty (30) days following receipt from Landlord of a written itemization of the relevant terms relating to such third-party offer (the “Term Sheet”) in which to enter into a binding purchase and sale contract acceptable to the parties to purchase the Premises on the same economic terms and conditions as were contained in the Term Sheet, in addition to such other non-economic terms and conditions as may be acceptable to the parties, if any (the “Binding Agreement”). If, for any good faith reason (including, without limitation, the parties’ failure to agree upon the form of the Binding Agreement or any of the terms contained therein), the parties do not enter into a mutually acceptable Binding Agreement containing the economic terms set forth in the Term Sheet, within such thirty (30) day period, then Tenant will be deemed to have elected not to purchase the Premises on the terms contained in the Term Sheet. In such event, Landlord shall thereafter have one hundred eighty (180) days from the expiration of such thirty (30) day period in which to consummate the transaction with such third party or any other person or entity at a purchase price of not less than ninety-five percent (95%) of the purchase price contained in the Term Sheet. In the event Landlord fails to consummate the transaction within such one hundred eighty (180) day period, Tenant’s right of first refusal shall be restored. Tenant acknowledges and agrees that its right of first refusal to purchase the Premises contained in this Paragraph will not be triggered by the following events: (i) the assignment of the Lease by Landlord to an affiliate of Landlord, or (ii) transfers by and between or among shareholders, limited partners, general partners, or members of Landlord or any of the constituents thereof. To exercise its right, Tenant must, within the same thirty (30) day time period as above, deposit in escrow with Chicago Title in Westlake Village, California, all moneys and instruments required by the terms of the offer to be paid or delivered to Landlord on close of escrow and shall also give Landlord written notice of the deposit. In the event Tenant fails to exercise the option to purchase in accordance with the provisions of this Section, Landlord may sell the Premises to the third party making the offer on the same terms and conditions set forth in that offer. If for any reason the Premises are not sold to the party making the offer, Landlord shall give Tenant the same right to purchase the Premises on receiving any subsequent offer from any third party that is acceptable to Landlord. If this property is sold to any third party during the term of this lease, then the provisions of this section shall thereafter be of no further force or effect. Additionally, the transfer of Landlord’s title to the Premises resulting from Landlord’s death or by will or intestacy shall not be deemed to be a sale under the provisions of this Paragraph.

10. Effectiveness. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original. All of such counterparts shall constitute but one and the same instrument. This Amendment shall be effective, as of the date last executed below.

11. No Further Amendments. Except as expressly modified and amended by this Amendment, the provisions of the Lease shall remain in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date set forth below.

LANDLORD:	TENANT:
5795 LINDERO CANYON, L.P.	GUITAR CENTER, INC.,
a Delaware corporation

By: ___________________________	By: __________________________
Name:	Leland P. Smith
Title:	Title: EVP & General Counsel
Date: June 1, 2007	Date: June 1, 2007